As filed with the Securities and Exchange Commission on November 6, 2018
Registration No. 333-155382

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AUTOMATIC DATA PROCESSING, INC.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	22-1467904 (I.R.S. Employer Identification No.)

One ADP Boulevard Roseland, New Jersey (Address of principal executive offices)	07068 (Zip Code)

Automatic Data Processing, Inc. 2008 Omnibus Award Plan
(Full title of the plan)

Michael A. Bonarti, Esq.
Vice President, General Counsel and Secretary
Automatic Data Processing, Inc.
One ADP Boulevard
Roseland, New Jersey 07068
(Name and address of agent for service)

(973) 974-5000
(Telephone number, including area code, of agent for service)

Copy to:
David S. Huntington, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY STATEMENT
Pursuant to Item 512(a)(3) of Regulation S-K, this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-155382) filed on November 14, 2008 is filed to deregister certain securities remaining available for issuance under such Registration Statement as described below.
On November 14, 2008, Automatic Data Processing, Inc. (the “Registrant”) filed the Registration Statement on Form S-8 (File No. 333-155382) to register an aggregate of 31,561,702 shares of common stock, par value $0.10 per share (the “Common Stock”) under the Automatic Data Processing, Inc. 2008 Omnibus Award Plan (the “2008 Plan”). On November 6, 2018, at the Registrant’s annual meeting of stockholders, the Registrant’s stockholders approved the adoption of the Automatic Data Processing, Inc. 2018 Omnibus Award Plan (the “2018 Plan”). In connection with the approval of the 2018 Plan, no future awards will be made under the 2008 Plan and shares of Common Stock that remain available for awards that have not yet been granted under the 2008 Plan are to be included in the shares of Common Stock available for issuance under the 2018 Plan. As of November 6, 2018, there were 13,131,787 shares of such Common Stock (collectively, the “Carried Forward Shares”) that had been previously registered on Registration Statement No. 333-155382.
This Post-Effective Amendment No. 1 is being filed to deregister the Carried Forward Shares. The Registrant is concurrently filing a separate Registration Statement on Form S-8 (the “2018 Plan Registration Statement”) to register the Carried Forward Shares for issuance under the 2018 Plan and to carry over the filing fees for the Carried Forward Shares.
In accordance with Instruction E to Form S-8 and Interpretation No. 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997), the Registrant is filing this Post-Effective Amendment No. 1 (i) to reallocate the Carried Forward Shares from the 2008 Plan to the 2018 Plan and (ii) to carry over the registration fees paid with respect to the Carried Forward Shares from the Registration Statement on Form S-8 (File No. 333-155382), filed for the 2008 Plan, to the 2018 Plan Registration Statement.

Item 8.	Exhibits
Exhibits

24.1	Power of Attorney (included on signature page)

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roseland, State of New Jersey on November 6, 2018.

AUTOMATIC DATA PROCESSING, INC.

By:	/s/ Carlos A. Rodriguez
	Name:	Carlos A. Rodriguez
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY
The officers and directors of Automatic Data Processing, Inc. whose signatures appear below hereby constitute and appoint Carlos A. Rodriguez and Michael A. Bonarti, and each of them (with full power to each of them to act alone), their true and lawful attorneys-in-fact, with full powers of substitution and resubstitution, to sign and execute on behalf of the undersigned any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Commission, and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact shall do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below on November 6, 2018 by the following persons in the capacities indicated.
Signature	Title

/s/ Carlos A. Rodriguez	President and Chief Executive
(Carlos A. Rodriguez)	Officer, Director
(Principal Executive Officer)

/s/ Jan Siegmund	Chief Financial Officer
(Jan Siegmund)	(Principal Financial Officer)

/s/ Brock Albinson	Corporate Controller
(Brock Albinson)	(Principal Accounting Officer)

/s/ Peter Bisson	Director
(Peter Bisson)

/s/ Richard T. Clark	Director
(Richard T. Clark)

/s/ Eric C. Fast	Director
(Eric C. Fast)

/s/ Linda R. Gooden	Director
(Linda R. Gooden)

/s/ Michael P. Gregoire	Director
(Michael P. Gregoire)

/s/ R. Glenn Hubbard	Director
(R. Glenn Hubbard)

/s/ John P. Jones	Director
(John P. Jones)

/s/ Thomas J. Lynch	Director
(Thomas J. Lynch)

/s/ Scott F. Powers	Director
(Scott F. Powers)

/s/ William J. Ready	Director
(William J. Ready)

/s/ Sandra S. Wijnberg	Director
(Sandra S. Wijnberg)

INDEX TO EXHIBITS
Exhibits

24.1	Power of Attorney (included on signature page)